SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Hot Topic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

18305 E. San Jose Avenue

City of Industry, California 91748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 5, 2012

Dear Shareholder,

You are invited to attend the 2012 Annual Meeting of Shareholders (“Annual Meeting”) of Hot Topic, Inc., a California corporation. The meeting will be held on Tuesday, June 5, 2012, at 8:30 a.m. local time at our headquarters located at 18305 E. San Jose Avenue, City of Industry, California 91748 for the following purposes:

1.	To elect the nine nominees for director named in the accompanying proxy statement to hold office until our 2013 Annual Meeting of Shareholders;

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending February 2, 2013;

3.	To approve our 2012 Equity Incentive Plan;

4.	To approve, on a non-binding and advisory basis, the compensation of our named executive officers; and

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 16, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 5, 2012, at 18305 E. San Jose Avenue, City of Industry, California 91748

Our proxy statement and annual report to shareholders are available at:

http://www.hottopic.com/2012annualreports

The Board of Directors recommends that you vote for proposals 1, 2, 3 and 4.

By Order of the Board of Directors

Jonathan Block

Secretary

City of Industry, California

April 26, 2012

You are invited to attend the Annual Meeting in person. Whether or not you expect to attend in person, it is important that your shares be represented. We have provided instructions on the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting you must request and obtain a proxy issued in your name from them. If you plan to attend the Annual Meeting, we request that you (though you are not required to) call in advance and notify Jonathan Block at (626) 839-4681.

18305 E. San Jose Avenue

City of Industry, California 91748

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 5, 2012

We provided you this proxy statement, the accompanying proxy card, and Annual Report on 10-K (or made those documents available to you on the Internet) because the Board of Directors of Hot Topic, Inc. (our “Company”) is soliciting your proxy to vote at our 2012 Annual Meeting of Shareholders (our “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

We began mailing this proxy statement on April 26, 2012.

QUESTIONS AND ANSWERS

What if I received a Notice Regarding the Availability of Proxy Materials?

If you received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive printed copies of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 16, 2012, the record date for the Annual Meeting (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 42,211,223 shares of our common stock outstanding and entitled to vote.

What am I voting on?

There are four matters scheduled for a vote at the Annual Meeting:

•	Proposal 1: The election of the nine nominees for director named herein to hold office until our 2013 Annual Meeting of Shareholders;

•	Proposal 2: The ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending February 2, 2013;

•	Proposal 3: The approval of the 2012 Equity Incentive Plan; and

•	Proposal 4: The approval, on a non-binding and advisory basis, the compensation of our named executive officers.

How do I vote?

For the election of directors, you may either vote “For” all the nominees or you may “Withhold” your vote for any nominee you specify. For Proposals 2, 3 and 4, you may vote “For” or “Against” or abstain from voting.

Record holders. If you are a shareholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card, and return it using the pre-paid envelope we enclosed with the proxy card we sent. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Hot Topic Shares held in “Street Name.” If you are a beneficial owner of shares held by your broker, bank, or agent and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these materials from the organization that is the record owner of your shares. You may complete and mail that proxy card or you may vote over the Internet as instructed by that organization. If you are a beneficial owner of shares held by your broker, bank, or other agent and you received a Notice by mail, you should follow the instructions included in the Notice. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

If you vote by proxy, your proxy must be received according to the instructions by 11:59 p.m. Eastern Time on June 4, 2012, to be counted.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card or vote by Internet but do not make specific choices?

If you return a signed and dated proxy card or complete the procedures to vote over the Internet but do not specify how you want to vote your shares, your shares will be voted “For” the election of all nine nominees for director named herein; “For” the ratification of Ernst & Young LLP as our independent auditors; “For” the 2012 Equity Incentive Plan; and “For” the proposal regarding an advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, one of the individuals named on your proxy card as your proxy will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees and Alliance Advisors may also solicit proxies in person, by telephone, over the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Alliance Advisors will be paid its customary base fee of approximately $8,000, plus out-of-pocket expenses. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What if I received only one set of proxy materials?

The SEC permits companies and intermediaries (e.g., brokers, banks, and other agents) to satisfy the delivery requirements for these materials using “householding” by which two or more shareholders residing at a single residence receive a single set of the proxy materials addressed to those shareholders. This process is potentially more convenient for shareholders, efficient for companies, and environmentally friendly. If you do not wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank, or other agent and send a written request for a separate proxy statement and annual report to Jonathan Block at Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748, or

call him at (626) 839-4681. Shareholders of record may contact Mr. Block to request “householding.” Shareholders whose shares are held by their broker, bank, or other agent may request “householding” by contacting their broker, bank, or other agent.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	If you received a printed copy, you may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748, or

•	You may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a shareholder proposal must be submitted in writing by December 27, 2012, to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 5, 2013. Please review our Amended and Restated Bylaws which contain additional requirements regarding advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. We define a “broker non-vote” as occurring when a broker, bank or other agent holding shares for a beneficial owner does not vote on a particular proposal despite voting on at least one other proposal. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?

As of the Record Date, we had 42,211,223 shares outstanding and entitled to vote. The presence of a majority of these shares, either in person or by proxy, is needed to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Each of the other matters requires a “For” vote of a majority of outstanding shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days following our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (our “Board”) currently consists of nine directors: Steven Becker, Evelyn D’An, Matthew Drapkin, Lisa Harper, W. Scott Hedrick, John Kyees, Bruce Quinnell, Andrew Schuon, and Thomas Vellios. John Kyees was recently appointed by the board to fill a vacancy created when our former CEO resigned from the Company. Mr. Quinnell is not standing for re-election, and the board has nominated Terri Funk Graham to fill the vacancy created by his departure. Our Board has nominated each of the current directors and Ms. Graham to stand for election at the Annual Meeting to hold office until our next annual meeting of shareholders, until his or her successor is duly elected and qualified, or until the director’s death, resignation or removal. Each of the nominees for director, except for Mr. Kyees and Ms. Graham, is currently a director of the Company who was previously elected by the shareholders. Mr. Kyees and Ms. Graham have been recommended for election to the Board by our Board.

The nine nominees receiving the highest number of “For” votes by the shares entitled to be voted will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nine nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected, subject to the terms of our Policy on Majority Votes in Director Elections which is described in this proxy statement, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

Nominees

The following sets forth biographical information as of April 13, 2012, for each nominee for director, as well as a description of the particular attributes, experience, and skills that led our Board to conclude that each person should serve as a director of our Company.

Name	Age	Position
Lisa Harper	52	Chief Executive Officer and Chairman of the Board
Matthew Drapkin	39	Lead Independent Director
Steven Becker	45	Director
Evelyn D’An	50	Director
Terri Funk Graham	46	Director Nominee
W. Scott Hedrick	66	Director
John Kyees	65	Director
Andrew Schuon	47	Director
Thomas Vellios	57	Director

Lisa Harper has served on our Board since June 2008, as our Chief Executive Officer since March 2011, and as our Chairman of the Board since November 2011. From February 2001 until her retirement in July 2006, she served in various capacities with The Gymboree Corporation, a publicly-traded corporation operating a chain of specialty retail stores for children and women. Her roles at Gymboree were as follows: Chairman of the Board of Directors, from June 2002 to July 2006; Chief Creative Officer, from January 2006 to July 2006; Vice Chairman of the Board of Directors, from February 2001 to June 2002; and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper served as a director of Longs Drug Stores Corporation from February 2006 to May 2008. Since 2008, Ms. Harper has developed and operated a hotel in Mexico. With her retail knowledge and background, Ms. Harper provides our Board with valuable leadership, management, and merchandising expertise.

Matthew Drapkin has served on our Board since October 2010 and as our Lead Independent Director since November 2011. Since 2009, Mr. Drapkin has been a partner at Becker Drapkin Management, a Dallas-based small cap investment fund. From March 2008 to October 2009, he served as head of research, special situations and private equity at ENSO Capital, a New York-based, hedge fund, and from January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, as the Senior Vice President, Corporate Development. Prior to January 2003, Mr. Drapkin was the general manager of several Condé Naste internet sites and an investment banker at Goldman Sachs. Mr. Drapkin currently serves on the board of directors of Glu Mobile, Inc., a publicly-traded publisher of mobile games, and since June 2011 Mr. Drapkin has served on the board of Ruby Tuesday, Inc., a publicly-traded restaurant chain. He previously served on the board of directors of Plato Learning until its acquisition in May 2010 and on the board of directors of Alloy, Inc., a publicly-traded media and marketing company, until its merger in November 2010. Mr. Drapkin also serves on the Columbia Law School Board of Visitors. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University. With his extensive financial experience in both public and private companies, Mr. Drapkin provides our Board with valuable expertise in corporate finance, strategic planning, and corporate governance.

Steven Becker has served on our Board since October 2010. Since 2004, Mr. Becker has served as Managing Partner and founder of Becker Drapkin Management (previously known as Greenway Capital), a Dallas-based small cap investment fund. From 1997 to 2004, Mr. Becker was a partner at Special Situations Funds, a New York City-based asset manager. Prior to joining Special Situations Funds, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves on the board of directors of SDIX, Inc., a publicly-traded life sciences company. Since June 2011 Mr. Becker has served on the board of Ruby Tuesday, Inc., a publicly-traded restaurant chain and since February 2012 has been a director of Pixelworks, Inc., a publicly-traded semiconductor company. He previously served on the board of directors of Plato Learning, Inc., a publicly-traded educational software company, until it was acquired in May 2010. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida. With his extensive financial experience, in both public and private companies, Mr. Becker provides our Board with valuable expertise in corporate finance, strategic planning, and corporate governance.

Evelyn D’An has served on our Board since June 2007. In November 2010, Ms. D’An joined Brightstar Corp., a privately-held company specializing in services and solutions for the wireless telecommunications industry, as their Senior Vice President of Finance and Accounting. Since 2004, she has served as President and founder of D’An Financial Services, Inc., an integrated business consulting and financial services firm. From April 2005 through February 2010, Ms. D’An served as a director and Chair of the Audit Committee of Alico, Inc., a publicly-traded land management company operating in Central and Southwest Florida. From 1998 to 2004, Ms. D’An was an audit and advisory partner at Ernst & Young LLP. Ms. D’An is a certified public accountant. With her professional certification and experience, Ms. D’An provides our Board with valuable accounting, auditing, financial, and business expertise.

Terri Funk Graham is Senior Vice President and Chief Marketing Officer at Jack in the Box Inc., a publicly-traded restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants, a position she has held since September 2007. Ms. Graham, who joined San Diego-based Jack in the Box Inc. in 1990, previously served as Vice President and Chief Marketing Officer from December 2004 to September 2007, Vice President of Marketing from May 2003 to December 2004, and Vice President of Brand Communications and Regional Marketing from July 2002 to May 2003. Ms. Graham brings to our Board extensive consumer branding, marketing, and media experience, and will provide our board with valuable expertise on developing and marketing our brands to consumers.

W. Scott Hedrick has served on our Board since January 2002. Since 1979, Mr. Hedrick has served as founder and General Partner of InterWest Partners, a venture capital fund. Since April 1991, Mr. Hedrick has served as a director of Office Depot, Inc., a publicly-traded consumer products company and as its lead independent director since February 2011. From November 1986 until April 1991, he served as a director of The Office Club, Inc., which was acquired by Office Depot, Inc. in April 1991. Since December 2006, he has served as director of the

American Funds Target Date Retirement Series Inc. and American Funds Insurance Series Inc. Mr. Hedrick also serves as a director of a privately-held company. Mr. Hedrick brings to our Board an extensive background as an investor in retail and consumer product companies and, as a long-standing member of our Board, a deep knowledge of our current operations and historical development. With his knowledge and experience investing in and managing retail companies, Mr. Hedrick provides us with valuable leadership perspective, including expertise in the evaluation of assets and business opportunities.

John Kyees has served on our Board since March 2012. Mr. Kyees served as Chief Financial Officer for Urban Outfitters from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc. from 2002 to 2003. Mr. Kyees served as Chief Financial Officer for Skinmarket, a cosmetic retailer, from 2000 to 2002. Since April 2010, Mr. Kyees has served as a director, chair of the Audit Committee, and a member of the Nominating and Governance and Compensation Committees of Vera Bradley, Inc, a publicly-traded specialty retailer of accessories. Since May 2010, Mr. Kyees has served as a director and member of the audit committee of Casual Male Retail Group, Inc., a publicly-traded specialty retailer of men’s clothing. Since 2011, Mr. Kyees has served as a director and chair of the Audit Committee and member of the Compensation Committee, for Teavana, Inc. a publicly-traded specialty retailer of teas and related products. Mr. Kyees brings to our board of directors extensive specialty retail experience, particularly to a teen market. With his extensive experience as a CFO, Mr. Kyees provides our board with significant accounting, financial and operational expertise.

Andrew Schuon has served on our Board since January 1998. Since 2008, Mr. Schuon has served as a co-founder of “C” Student Entertainment, a boutique radio and mobile-focused media company. Since January 2011, Mr. Schuon has served as President of Elevated Music Services, Inc., a provider of custom music channels primarily for hotel/casinos and restaurants. Since 2008, he has served as President of Beat Advisors, Inc, a consulting firm specializing in television, radio, out of home, retail, and hotel/casino entertainment programming solutions. From January 2009 to May 2010, Mr. Schuon served as a senior executive of Live Nation Entertainment, Inc., having started with Ticketmaster Entertainment, Inc. prior to the company’s January 2010 merger with Live Nation, Inc. From July 2004 to January 2008, Mr. Schuon served as founder and President of Vivendi/Universal’s IMF: The International Music Feed, a 24-hour cable TV channel. From August 2002 to February 2004, Mr. Schuon was President of Programming of Infinity Broadcasting. From April 2001 to August 2002, he was President and Chief Executive Officer of Pressplay, a joint venture created by Sony Music Entertainment and Universal Music Group. From December 1999 to April 2001, Mr. Schuon was President and Chief Operating Officer of the Universal Music Group’s music business, Farmclub.com, Inc. From February 1998 to November 1999, Mr. Schuon was Executive Vice President/General Manager of Warner Bros. Records Inc. From 1992 to December 1997, Mr. Schuon served as Executive Vice President of MTV where he was responsible for programming, music, production and talent for the MTV and VH1 cable channels. Mr. Schuon brings to our Board an extensive background in identifying and capitalizing on current music and pop culture trends, as well as deep expertise in media and business development. With his knowledge, experience, and understanding of our historical development, Mr. Schuon provides us with valuable strategic insight and perspective.

Thomas Vellios has served on our Board since June 2008. Since 2002, he has served as co-founder, director and Chief Executive Officer of Five Below, Inc., a chain of specialty retail stores for teens and pre-teens. From 1998 to 2002, Mr. Vellios served in various capacities with Zany Brainy, a chain of specialty retail stores including roles as: Chief Executive Officer, from 2001 to 2002; President, from 1998 to 2002; and Executive Vice President of Merchandising and Marketing, from 1995 to 1998. From 1986 to 1995, Mr. Vellios served as Senior Vice President, General Merchandise Manager of Caldor Corporation, a diversified discount retailer which was acquired by May Company in 1986. Mr. Vellios brings to our Board extensive experience in the retail industry. His knowledge and experience provide us with valuable management, financial and operational expertise.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Corporate Governance Guidelines set forth policies on, among other things, Board composition, the process of evaluating and selecting qualified members for service on the Board and its committees, the role and responsibilities of the Board and its committees, director qualifications, director compensation, and assessment of the functioning of the Board and its committees. Our Corporate Governance Guidelines are available on our investor relations website at http://investorrelations.hottopic.com.

Independence of Our Board of Directors

Our Board has affirmatively determined that all of our directors and nominees are independent within the meaning of the applicable Nasdaq listing standards, except for Ms. Harper, our Chairman and Chief Executive Officer. Our independent directors meet in regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure

Ms. Harper serves as our CEO and Chairman of the Board. We believe that having Ms. Harper act in both these roles is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. We also believe in the importance of independent oversight at the board level. We ensure independent oversight through a variety of means, including:

•

Mr. Drapkin, one of our independent directors, acts as our lead independent director. Mr. Drapkin helps set the agendas for board meetings and leads executive sessions of the Board. He also serves as a liaison between the Chairman of the Board and the independent directors.

•	At each regularly scheduled Board meeting, all independent directors are scheduled to meet in an executive session without the presence of any management, including Ms. Harper.

•	Our Corporate Governance Guidelines provide that at least a majority of our directors should be independent. Currently, all of our directors other than Ms. Harper are independent.

We believe that the combined role of Chairman and CEO, together with the significant responsibilities of our lead independent director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board met six times during the last fiscal year, and each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. Last year all of our directors attended our annual meeting of shareholders, except Mr. Kyees who was not a member of our Board at the time.

Our Committees

Our Board has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each of the committees has been formed and approved by our Board, and each has been authorized by its charter and/or resolution of the Board to hire or retain, at our expense, attorneys, consultants and other experts as such committee deems appropriate in the carrying out of its duties and responsibilities. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards and free of any relationship that would impair a director’s individual exercise of independent judgment. The following is current membership information for each of these committees, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Steven Becker

Evelyn D’An

Matthew Drapkin

W. Scott Hedrick

John Kyees

Bruce Quinnell

Andrew Schuon

Thomas Vellios

Total meetings in fiscal year 2011	4	2	4

= Chairperson	= Member	= Financial Expert

Audit Committee

Our Audit Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Audit Committee oversees our corporate accounting and financial reporting processes, practices and principles, and retains and evaluates our independent auditors. Our Board has determined that Ms. D’An, member of the Audit Committee, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. D’An’s level of knowledge and experience based on a number of factors, including Ms. D’An’s formal education and experience as a certified public accountant and company chief financial officer.

Compensation Committee

Our Compensation Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Compensation Committee oversees the compensation policies, plans and programs of the Company and advises the Board regarding the compensation of our executive officers. The Compensation Committee also reviews with management our “Compensation Discussion and Analysis” and considers whether to recommend that it be included in proxy statements and other filings.

Governance and Nominating Committee

Our Governance and Nominating Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Governance and Nominating Committee monitors compliance with our Corporate Governance Guidelines, evaluates the effectiveness of our Board, and administers our Chief Executive Officer review process.

Board Oversight of Risk

Our Board, as a whole and through its various committees, monitors specific risks of the Company, including risks associated with our strategic plan and our capital structure, and makes determinations as to the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to evaluate our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with certain legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In evaluating risk, our Board relies on our management and, as needed, our outside advisors, consultants, and other experts to gather data, evaluate our exposure and make recommendations to the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Indemnification of Officers and Directors

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under California law and our Amended and Restated Bylaws.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance, and we agree to reimburse half of the cost for each director to attend an ISS certified director education program once every two years. Each new director is required to participate in an orientation program which is designed to introduce our directors to our strategic plans; our financial, accounting and risk management issues; our compliance programs, including our Standards of Business Ethics; and our senior management, internal auditors and our independent auditors. Non-employee directors are encouraged to regularly visit our stores and events relevant to our business and our customers.

Shareholder Communications with the Board of Directors

The Governance and Nominating Committee has adopted a process by which our shareholders may communicate with the Board or an individual director. Our Policy on Shareholder Communications is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Hot Topic, Inc. at 18305 E. San Jose Avenue, City of Industry, California 91748. Communications also may be sent by email to the following address: investorrelations@hottopic.com. Any communication sent must state the name of the shareholder making the communication and the number of shares owned by the shareholder.

STANDARDS OF BUSINESS ETHICS

We have adopted Standards of Business Ethics that apply to all of our officers, directors and employees. The Standards of Business Ethics is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. If we make any substantive amendments to the Standards of Business Ethics or grant any waiver from a provision of the Standards of Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

As a general matter, we seek to avoid transactions, arrangements, or relationships exceeding $120,000 in which the Company is a participant and in which any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members or any entity owned or controlled by them, has or will have a direct or indirect interest. Our Audit Committee will review and approve all transactions for which such approval is required under applicable law and ensure that each such transaction is disclosed in accordance with applicable law.

STOCK OWNERSHIP GUIDELINES

We have adopted guidelines pursuant to which each of our directors should maintain ownership of certain levels of our stock. Under the guidelines, our CEO should maintain a level of ownership of our stock which has a value approximately equal to 150% of her base salary. Under the guidelines, each other member of our Board should maintain a level of ownership of our stock that is three times the amount of the annual stock grant to them, as described in the Director Compensation portion of this proxy statement. The stock ownership levels are to be achieved within three years of the later of the effective date of the guidelines or the date the individual first became subject to the guidelines.

NOMINATION OF DIRECTORS

Board Membership Qualifications

Everyone nominated to serve as a director of the Company should possess at least the minimum qualifications needed to serve, as determined by our Board. We also consider the contributions that a director candidate can be expected to make to the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other matters we believe may be relevant to our business. Key qualifications we consider include:

•	Integrity. Candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest.  Candidates should not have interests that would materially impair their ability to exercise independent judgment or fulfill their duties to the Company and its shareholders.

•	Fair and Equal Representation. Candidates should be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency.

•	Achievement. Candidates should have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Independence. Generally, candidates should be “independent” within the meaning of the applicable Nasdaq listing standards.

•

Diversity.  Candidates should contribute to the overall diversity of the Board in terms of differences of viewpoint, professional experience, education, skill and other individual qualities and attributes, as well as race, gender and national origin.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Business Understanding.  Candidates should have a general understanding of retail operations, governance and other regulatory issues facing public companies of our size and operational scope, strategic business planning, operations in a global economy, and basic concepts of corporate finance.

•	Available Time. Candidates must be prepared to devote sufficient time to the Board and its committees.

Evaluation of Nominees

Our Governance and Nominating Committee identifies potential candidates for Board membership, when applicable, through professional search firms and/or personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the shareholders, who elect the members of the Board at the annual meeting of shareholders. Shareholders may also propose nominees for consideration by the Governance and Nominating Committee by submitting the names and supporting information regarding proposed candidates to our Secretary in accordance with the procedure for submitting shareholder nominations set forth in this proxy statement. Candidates (including those proposed by our shareholders) are evaluated by the Governance and Nominating Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the committee.

Policy on Majority Votes in Director Elections

Our Board adopted a Policy on Majority Votes in Director Elections. The policy requires directors receiving more “Withheld” votes than “For” votes to tender their resignation from the Board. Our Governance and Nominating Committee will then evaluate and recommend to our Board whether to accept the resignation after considering all factors it deems relevant, including such director’s length of service, qualifications and contributions; the reasons underlying why a majority of votes were “Withheld,” if known, and whether such underlying reasons are considered curable; the impact the director’s resignation would have on our compliance with legal requirements, Nasdaq rules, and our own corporate governance policies and practices; and the potential impact the resignation would have on our Board’s operations. Within 90 days following the date of the election which prompted the tendered resignation, our Board will consider the recommendation of the Governance and Nominating Committee and any additional information and factors the Board believes relevant to its decision and decide whether to accept the resignation as tendered. Such decision will be reported in a Form 8-K filed with the SEC.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder. Our Policy on Shareholder Recommendations of Director Nominees is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of shareholders must do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: 18305 E. San Jose Avenue, City of Industry, California 91748 ATTN: Secretary at least 120 days prior to the anniversary of the date we mailed our proxy statement for the last annual meeting of shareholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating shareholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

DIRECTOR COMPENSATION

Our directors who are not also employed by the Company (“Non-Employee Directors”) receive compensation for their services based on their position on our Board, their committee service, and their position within any committee.

Cash Retainer/Attendance Fees

The fees we pay our Non-Employee Directors are as follows:

Description	Annual Retainer	Per Meeting Attendance Fee
For Board Service:
Non-Employee Directors	—	$10,000
Telephonic meetings (all Non-Employee Directors)	—	$2,000

For Committee Service:
Chair – Audit Committee	$20,000	$2,500
Other Non-Employee Directors – Audit Committee	—	$1,500

Chair – Compensation Committee	$10,000	$2,500
Other Non-Employee Directors – Compensation Committee	—	$1,000

Chair – Governance and Nominating Committee	$5,000	$2,500
Other Non-Employee Directors – Governance and Nominating Committee	—	$1,000

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2011 were made from our 2006 Equity Incentive Plan approved by the Company’s shareholders in 2006, as amended, and re-approved in 2011 (the “2006 Incentive Plan”). Our Non-Employee Directors receive equity awards as follows:

New Director Grant

Each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) receives an option to purchase shares of the Company’s stock needed for the grant to have a value of $60,000 and restricted stock with an aggregate value equal to $25,000, each prorated based upon the portion of the year served as a member of the Board following such appointment. These options terminate ten years from the date of grant and vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter; if our 2012 Equity Incentive Plan is approved, however, options granted under the 2012 Equity Incentive Plan will terminate eight years from the date of grant. Stock awards vest on the earlier to occur of the following: (i) one year from the date of grant or (ii) the commencement of the following year’s annual meeting of shareholders.

Annual Option Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an option to purchase shares of the Company’s common stock. In determining the number of shares subject to the option, the Board includes the number of shares needed for the grant to have a value $60,000. These options terminate ten years from the date of grant and vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter; if our 2012 Equity Incentive Plan is approved, however, options granted under the 2012 Equity Incentive Plan will terminate eight years from the date of grant.

Annual Stock Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an award of shares of the Company’s common stock. In determining the number of shares to award, the Board grants the number of shares with an aggregate value equal to $25,000. These awards vest on the earlier to occur of the following: (i) one year from the date of grant or (ii) the commencement of the following year’s annual meeting of shareholders. Our directors are restricted from selling the shares they received pursuant to such awards until they no longer serve on the Board.

2011 Director Compensation

The following table sets forth in summary form information concerning the compensation we paid to each of our Non-Employee Directors during the fiscal year ended January 28, 2012.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Steven Becker	46,000	24,999	59,999	1,530	132,528
Evelyn D’An	60,500	24,999	59,999	4,891	150,389
Matthew Drapkin	48,000	24,999	59,999	1,530	134,528
W. Scott Hedrick	69,000	24,999	59,999	7,080	161,078
Bruce Quinnell	110,000	30,000	80,001	8,876	228,877
Andrew Schuon	52,000	24,999	59,999	7,573	144,571
Thomas Vellios	46,000	24,999	59,999	4,266	135,264

(1)	The amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on March 21, 2012, excluding the effect of estimated forfeitures. The following table sets forth the number of outstanding equity awards held by each of our Non-Employee Directors as of the end of fiscal year 2011.

Aggregate Number of Equity Awards Outstanding at End of Fiscal Year 2011

Director	Stock Awards	Option Awards
Steven Becker	6,345	42,437
Evelyn D’An	18,348	94,561
Matthew Drapkin	6,345	42,437
W. Scott Hedrick	26,167	169,199
Bruce Quinnell	32,757	195,347
Andrew Schuon	27,928	136,667
Thomas Vellios	16,118	93,397

(2)	This column reflects dividends paid in fiscal year 2011 on restricted stock awards granted to our Non-Employee Directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending February 2, 2013, and is seeking ratification of such selection by our shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, our Audit Committee is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our Company and our shareholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from a majority of outstanding shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended January 29, 2011, and January 28, 2012. All fees described below were approved by the Audit Committee.

Audit Fees. Fees for audit services totaled approximately $741,000 for the fiscal year ended January 29, 2011, and approximately $629,550 for the fiscal year ended January 28, 2012. Audit fees consisted principally of work associated with the annual audit of our consolidated financial statements, compliance with regulations and rules promulgated under the Sarbanes-Oxley Act of 2002 (including Section 404 internal control requirements) and reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees. There were no audit-related fees for the fiscal years ended January 29, 2011, and January 28, 2012.

Tax Fees. Fees for tax services totaled approximately $30,000 and $750 for the fiscal years ended January 29, 2011, and January 28, 2012, respectively. Tax fees consisted principally of work associated with tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended January 29, 2011, and January 28, 2012.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee, pursuant to its charter, is required to review and approve the proposed retention of independent auditors to perform any proposed permissible non-audit services. To date, the Audit Committee has not established policies and procedures separate from its charter concerning pre-approval of audit or non-audit services. The establishment of any separate pre-approval policies and procedures is subject to the approval of the Audit Committee.

The Audit Committee has determined that the rendering of the pre-approved services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 28, 2012.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and have discussed with the independent public accountants their independence.

Based on the reviews and discussions referred to above, we recommended to our Board that the financial statements referred to above be included in our Annual Report on Form 10-K.

Audit Committee

Bruce Quinnell, Chairman

Evelyn D’An

John Kyees

Andrew Schuon

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 furnished to us and written representations that no other reports were required, we believe that, with respect to transactions during the fiscal year ended January 28, 2012, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 28, 2012, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	5,890,439	9.29	2,676,211

(1)	Includes securities granted pursuant to our 2006 Incentive Plan, our 1996 Non-Employee Directors’ Stock Option Plan, our Employee Stock Purchase Plan, and our 1996 Equity Incentive Plan, approved by our shareholders in 1996. The shares reported in column (c) include 730,792 shares attributable to our Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of our common stock as of April 5, 2012, by: (i) each beneficial owner of more than five percent of our common stock; (ii) each of our current directors and our additional director nominee, Ms. Funk Graham; (iii) each of our current and former executive officers named in the Summary Compensation Table included later in this proxy statement; and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a shareholder in the table below includes shares underlying options held by such shareholder to the extent exercisable within 60 days of April 5, 2012, but excludes other shares underlying options attributable to another shareholder. Percentage of beneficial ownership is based on 42,208,698 shares outstanding as of April 5, 2012.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Becker Drapkin Management, L.P. and affiliated entities (2) 300 Crescent Court, Suite 1111 Dallas, TX 75201	3,511,549	8.3%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	3,286,914	7.8%
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,717,809	6.4%
T. Rowe Price Associates, Inc. (5) 100 East Pratt Street Baltimore, MD 21202	2,574,150	6.1%
The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	2,362,746	5.6%
Carlson Capital L.P. and affiliated entities (7) 2100 McKinney Avenue, Suite 1600 Dallas, TX 75201	2,314,800	5.5%
Steven Becker (2)(8)	3,525,305	8.4%
Matthew Drapkin (2)(8)	3,525,305	8.4%
Gerald Cook (9)	563,829	1.3%
Elizabeth McLaughlin (10)	446,748	1.3%
James McGinty (11)	441,227	1.0%
Lisa Harper (12)	368,264	*
Bruce Quinnell (13)	297,618	*
W. Scott Hedrick (14)	145,906	*
Andrew Schuon (15)	129,073	*
Evelyn D’An (16)	75,981	*
Thomas Vellios (17)	62,556	*
John Kyees (18)	515	*
Terri Funk Graham	—	*
Donald Hendricks	—	*
Mark Mizicko	—	*
All current executive officers and directors as a group (14 persons) (19)	5,670,993	12.9%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of all the owners is: c/o Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

(2)	Based on Forms 4 filed by affiliates of Becker Drapkin Management, L.P. and affiliated entities on January 12, 2012. Includes (a) 934,807 shares directly beneficially owned by Becker Drapkin Partners (QP), L.P. (“QP Fund”), (b) 132,443 shares directly beneficially owned by Becker Drapkin Partners, L.P. (“LP Fund”), (c) 1,295,799 shares directly beneficially owned by BD Partners I, L.P. (“BD Partners I”) and (d) 1,148,500 shares directly beneficially owned by a managed account (“Managed Account”). Becker Drapkin Management, L.P. (“BD Management”) is the general partner of, and the investment manager for, each of QP Fund, LP Fund and BD Partners I and provides investment advisory services for the Managed Account. BD Management may be deemed to beneficially own the shares owned by QP Fund, LP Fund, BD Partners I and the Managed Account. BC Advisors, LLC is the general partner of BD Management and may be deemed to beneficially own the shares owned by BD Management. Steven Becker and Matthew Drapkin are the co-managing members of BC Advisors and may be deemed to beneficially own the shares owned by BC Advisors. Messrs. Becker and Drapkin disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)	Based on Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012.

(4)	Based on Schedule 13G/A filed by Dimensional Fund Advisors LP on February 14, 2012. Dimensional Fund Advisors LP is deemed to have beneficial ownership of such shares based on comingled group trusts and separate accounts (collectively, the “Funds”) that are managed by Dimensional Fund Advisors LP or its subsidiaries. All shares are owned by the Funds and Dimensional disclaims beneficial ownership of all such shares.

(5)	Based on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 10, 2012. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares held by T. Rowe Price Associates, Inc.

(6)	Based on Schedule 13G/A filed by The Vanguard Group, Inc. on February 8, 2012.

(7)	Based on Schedule 13G filed by Carlson Capital L.P. and affiliated entities on February 14, 2012. Carlson Capital L.P. (“Carlson Capital”) serves as investment manager to Double Black Diamond Offshore Ltd. and Black Diamond Offshore Ltd. Asgard Investment Corp. indirectly serves as general partner of Carlson Capital and Clint D. Carlson serves as president of Carlson Capital and Asgard Investment Corp.

(8)	Includes 7,411 shares subject to options exercisable within 60 days of April 5, 2012. Also includes 3,526 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(9)	Includes 550,501 shares subject to options exercisable within 60 days of April 5, 2012.

(10)	Ms. McLaughlin resigned on June 24, 2011. The information provided in this table is based upon information received directly from Ms. McLaughlin.

(11)	Includes 407,804 shares subject to options exercisable within 60 days of April 5, 2012.

(12)	Includes 338,104 shares subject to options exercisable within 60 days of April 5, 2012.

(13)	Includes 84,194 shares subject to options exercisable within 60 days of April 5, 2012. Also includes 4,231 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(14)	Includes 10,000 shares held by the Hedrick Children’s Irrevocable Trust DTD 12-26-92. Also includes 99,739 shares subject to options exercisable within 60 days of April 5, 2012 and 3,526 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(15)	Includes 89,707 shares subject to options exercisable within 60 days of April 5, 2012. Also includes 3,526 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(16)	Includes 47,601 shares subject to options exercisable within 60 days of April 5, 2012. Also includes 3,526 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(17)	Includes 46,438 shares subject to options exercisable within 60 days of April 5, 2012. Also includes 3,526 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(18)	Includes 515 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

(19)	Includes 3,511,549 shares beneficially owned by Messrs. Becker and Drapkin as co-managing members of BC Advisors, 1,710,160 shares subject to options exercisable within 60 days of April 5, 2012, (which includes 31,250 shares subject to options exercisable within 60 days of April 5, 2012, held by one executive officer not required to be named in this table), and 25,902 shares subject to a right of repurchase in favor of the company as of June 4, 2012.

PROPOSAL 3

APPROVAL OF OUR 2012 EQUITY INCENTIVE PLAN

The Hot Topic, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) was adopted by the Board on April 16, 2012, subject to shareholder approval. The 2012 Plan is the successor to and continuation of the Hot Topic, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and the Hot Topic, Inc. 1996 Non-Employee Directors’ Stock Option Plan (together with the 2006 Plan, the “Prior Plans”).

Why You Should Vote for the 2012 Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy

The 2012 Plan is critical to our ongoing effort to build shareholder value. As discussed in the Compensation Discussion and Analysis beginning on page 33 of this proxy statement, equity incentive awards are central to our compensation program. Equity compensation represents a significant percentage of the at-risk, or variable, portion of our executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our executive officers with those of our shareholders to achieve and sustain long-term stock price growth. Additionally, equity incentive awards represent a significant portion of the compensation we pay to each of the non-employee members of our Board.

Our Board believes we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the extraordinarily talented employees and other service providers necessary for our continued growth and success. The share reserve of the 2012 Plan is structured to ensure that we have a sufficient number of shares to continue to utilize a broad array of equity incentives in order to secure and retain the services of our and our affiliates’ employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts toward our success.

In the event that our shareholders do not approve this Proposal 3, the 2012 Plan will not become effective and the Prior Plans will continue in their current form. However, without the 2012 Plan, we believe that the shares available for grant under our Prior Plans will be insufficient to meet our anticipated employee recruiting and retention needs until the 2013 Annual Meeting of Shareholders.

We Manage Our Equity Incentive Award Use Carefully and Dilution Is Reasonable

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Board carefully monitors our annual burn rate, dilution, and equity expense to ensure that we maximize shareholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

In 2011, our gross burn rate was greater than in prior years in connection with our leadership transition and the recruitment of our new Chief Executive Officer and two other new named executive officers. However, fifty percent (50%) of the stock options granted to our CEO in 2011 only vest upon the achievement of performance criteria. Also, in connection with our leadership transition and the resignation of former chief executive officer and departure of two other prior named executive officers, a significant number of shares subject to outstanding equity awards were forfeited during 2011. We believe that our net burn rate is particularly important to consider in light of our leadership transition in fiscal year 2011. Our net burn rate in 2011 was negative and our historical three-year average net burn rate is 0.53%.

The following table shows our responsible burn rate history.

Fiscal Year	2011 (1)	2010	2009
Gross Burn Rate (2)	6.70%	2.26%	2.82%
Net Burn Rate (3)	-1.36%	1.29%	1.65%

(1)	The 2011 burn rate numbers include an option to purchase 500,000 shares granted to Ms. Harper in March 2011 in connection with her appointment as our Chief Executive Officer that vests solely based on satisfaction of a performance goal (that is, the option only vests if the weighted average per share closing price of our common stock for any trailing 90 trading days equals or exceeds twice the closing price per share on the date of grant). Fifty percent of the stock options granted to Ms. Harper upon her appointment as our Chief Executive Officer in fiscal year 2011 vest solely based on achievement of performance criteria.

(2)	Gross Burn Rate is (shares subject to options granted + shares subject to other equity incentive awards granted)/weighted average common shares outstanding.

(3)	Net Burn Rate is (shares subject to options granted + shares subject to other equity incentive awards granted – shares subject to options and other equity incentives that expired, terminated or were forfeited)/weighted average common shares outstanding.

The Size of Our Share Reserve Request Is Reasonable

If our request to approve the 2012 Plan is approved, we will have approximately 4.1 million shares available for grant after our Annual Meeting, which we anticipate being a three-year pool of shares and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees.

As of the Record Date and including the additional 3,100,000 shares requested under the 2012 Plan in this Proposal 3, our equity incentive dilution is approximately 20.77%. We define equity incentive dilution as (shares available for grant + share subject to outstanding equity incentive awards)/(common stock outstanding + shares available for grant + shares subject to outstanding equity incentive awards). Because approval of this Proposal 3 will result in a small increase in total dilution and this dilution may exceed the standard approval guidelines used by some shareholders, we ask that you consider the following:

•	During fiscal 2011 we repurchased 3,212,628 shares of our common stock for approximately $25 million (excluding expenses).

•

Our equity incentive award program is designed to align the interests of our employees with those of our shareholders to achieve and sustain stock price growth. We believe our strategy is working. Our stock price ended the year 41.5% higher than it was when fiscal year 2011 commenced.

•	All stock options granted under the 2012 Plan have a term of no more than eight years, thereby limiting the potential for unproductive overhang.

•	Fifty percent of the stock options granted to Ms. Harper upon her appointment as our Chief Executive Officer in fiscal year 2011 vest solely based on achievement of performance criteria.

•

Our shareholders have the opportunity to judge our executive compensation practices again this year through our annual advisory vote on executive compensation (Proposal 4). Last year, our advisory vote on executive compensation was approved by over 86% of the votes cast for the proposal.

The 2012 Plan Combines Compensation and Governance Best Practices

The 2012 Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

•

Repricing is not allowed. The 2012 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2012 Plan without prior shareholder approval.

•

Shareholder approval is required for additional shares. The 2012 Plan does not contain an annual “evergreen” provision. The 2012 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

•

Reasonable share counting provisions. In general, when awards granted under the 2012 Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock received from the exercise of stock options or withheld for taxes upon exercise of stock options will not be returned to our share reserve.

•

Reasonable limit on full value awards. The 2012 Plan limits the number of shares of common stock available for outright stock grants or other full value share awards payable in the form of common stock that require no purchase by the participant by providing that each share issued pursuant to one of these types of awards reduces the number of shares available for grant by two shares. This helps to ensure that we are using the share reserve effectively and with regard to the value of each type of equity award.

•

No liberal change in control provisions. The definition of change in control in our 2012 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	Independent Compensation Committee. Our Compensation Committee consists entirely of independent directors. Our Board consists of eight independent directors and our Chief Executive Officer.

If this Proposal 3 is approved by our shareholders, the 2012 Plan will become effective upon the date of the 2012 Annual Meeting of Shareholders and no additional stock awards will be granted under the Prior Plans (although all outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans).

Approval of the 2012 Plan by our shareholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the 2012 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1,000,000. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation, and we believe it is in the best interests of the Company and our shareholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the shareholders and, accordingly, our shareholders are requested to approve the 2012 Plan, which includes terms regarding eligibility for awards, per-person limits on awards, and the business criteria for performance awards granted under the 2012 Plan (as described in the summary below).

Summary of the 2012 Plan

The following is a summary of the material terms and provisions of the 2012 Plan. This summary, however, does not purport to be a complete description of the 2012 Plan. The 2012 Plan is attached as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the complete text of the 2012 Plan. Any shareholder that wishes to obtain a copy of the actual plan document may do so by sending a written request to Jonathan Block, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

General

The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of stock awards (collectively, the “stock awards”). The 2012 Plan also provides the ability to grant performance stock awards and performance cash awards (together, the “performance awards”) that may qualify the compensation attributable to those awards as performance-based compensation for purposes of Section 162(m) of the Code, as explained in greater detail below.

Incentive stock options granted under the 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2012 Plan are not intended to qualify as incentive stock options under the Code. See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

Our Board adopted the 2012 Plan to provide a means to secure and retain the services the employees, directors, and consultants employed by us and our affiliates, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with our shareholders.

Administration

Our Board has authority to administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the Board has the authority to construe and interpret the 2012 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the awards.

Our Board has the authority to delegate some or all of the administration of the 2012 Plan to a committee or committees composed of two or more members of the Board (or one member of the Board if permitted by applicable law). In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither our current or former officer nor our current employee, does not receive any remuneration from us other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from us (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members, to the extent permitted by applicable law. As used herein with respect to the 2012 Plan, the “Plan Administrator” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself. In accordance with the provisions of the 2012 Plan, the Board has delegated concurrent authority to administer the 2012 Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2012 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

As of the Record Date, all six of our executive officers, all eight of our non-employee directors, one consultant, and all of our other 8,217 regular employees were eligible to participate in the 2012 Plan. Incentive stock options may be granted under the 2012 Plan only to our and our affiliates’ employees (including officers). All of the employees (including officers), non-employee directors and consultants of us and our affiliates are eligible to receive all other types of stock awards and performance awards (including performance cash awards) under the 2012 Plan.

Shares Available for Awards under the 2012 Plan

If this Proposal 3 is approved, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2012 Plan (the “Share Reserve”) will not exceed (a) 3,100,000 shares requested in this Proposal 3 plus (b) the shares that remain available for the grant of new awards under the Prior Plans as of the effective date of the 2012 Plan plus (c) the shares that are subject to outstanding stock awards granted under the Prior Plans and the Hot Topic, Inc. 1996 Equity Incentive Plan that on or after the effective date of the 2012 Plan expire or terminate for any reason prior to exercise or settlement; are forfeited because of the failure to meet a contingency or condition required to vest such shares or repurchased at the original issuance price; or are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right.

The number of shares available for issuance under the 2012 Plan is reduced by (a) one share for each share of common stock issued pursuant to a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (b) two shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award, or other stock award.

If a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the 2012 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to, or repurchased by, us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2012 Plan. Any shares reacquired by us pursuant to our withholding obligations in connection with a restricted stock award, restricted stock unit award, performance stock award or other stock award will become available for issuance under the 2012 Plan.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) will not again become available for issuance under the 2012 Plan. Additionally, any shares reacquired by us pursuant to our withholding obligations in connection with a stock option or stock appreciation right or as consideration for the exercise of a stock option or stock appreciation right or any shares we repurchase on the open market with the proceeds of a stock option or stock appreciation right exercise price will not again become available for issuance under the 2012 Plan.

To the extent there is a share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award and such share of common stock again becomes available for issuance under the 2012 Plan, then the number of shares of common stock available for issuance under the 2012 Plan will increase by two shares.

As of March 26, 2012, there were 996,174 shares available for grant under the Prior Plans. As of March 26, 2012, stock options to purchase approximately 6,944,397 shares were outstanding and awards other than stock options and stock appreciation rights covering an aggregate of 25,902 shares were outstanding. The weighted-average exercise price of all stock options outstanding as of March 26, 2012, was $9.20, and the weighted-average remaining term of such stock options was 7.57 years. As of the Record Date, the closing price of our common stock as reported on the NASDAQ Stock Market was $9.77 per share and a total of 42,211,223 shares of our common stock were outstanding.

Section 162(m) Limits

Under the 2012 Plan, a maximum of 1,800,000 shares of our common stock may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. In addition, the maximum amount covered by performance awards that may be granted to any one participant in any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 1,800,000 shares of our common stock in the case of performance stock awards and $5,000,000 in the case of performance cash awards. Such limits are designed allow us to grant awards that are exempt from the $1,000,000 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Terms of Stock Options

Stock options may be granted under the 2012 Plan pursuant to stock option agreements adopted by the Plan Administrator. The 2012 Plan permits the grant of stock options that qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”). The following is a description of the permissible terms of stock options under the 2012 Plan; individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

Consideration. Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2012 Plan will be determined by the Plan Administrator and may include (a) cash, check, bank draft or money order made payable to us, (b) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (c) common stock previously owned by the participant, (d) a net exercise feature (for NSOs only), or (e) other legal consideration approved by the Plan Administrator.

Vesting. Stock options granted under the 2012 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2012 Plan may be subject to different vesting schedules as the Plan Administrator may determine. The Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term. The maximum term of stock options granted under the 2012 Plan is eight years and, except in certain cases (see “Limitations on Incentive Stock Options” below), the maximum term is five years.

Termination of Service. Stock options granted under the 2012 Plan generally terminate 120 days (or, in the case of ISOs, three months) after termination of the participant’s service unless (a) termination is due to the participant’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months after termination; (b) the participant dies before the participant’s service has terminated, or within a specified period after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the participant’s death) within 12 months after the participant’s death by the person or persons to whom the rights to such stock option have passed; (c) the participant is terminated for cause in which case the stock option will cease to be exercisable immediately upon the participant’s termination, or (d) the stock option by its terms specifically provides otherwise. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Restrictions on Transfer. Generally, an participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations, official marital settlement agreement or other divorce or separation instrument permitted under applicable law. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances. We may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the 2012 Plan is 15,000,000 shares.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2012 Plan pursuant to stock appreciation right agreements approved by the Plan Administrator.

Exercise. Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Plan Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, a combination of cash and stock, or any other form of consideration determined by the Plan Administrator.

Strike Price. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of our common stock on the date of grant.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Plan Administrator.

Term. The maximum term of stock appreciation rights granted under the 2012 Plan is eight years.

Termination of Service and Restrictions on Transferability. Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the 2012 Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2012 Plan pursuant to restricted stock award agreements adopted by the Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the Plan Administrator.

Vesting. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator.

Termination of Service. Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2012 Plan pursuant to restricted stock unit award agreements adopted by the Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the Plan Administrator.

Settlement of Awards. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement.

Vesting. Shares of our common stock acquired under a restricted stock unit award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator.

Dividend Equivalents. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award.

Termination of Service. Generally, restricted stock unit awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, restricted stock unit awards may be transferred only upon such terms and conditions as are set forth in the restricted stock unit award agreement.

Terms of Performance Awards

General. The 2012 Plan is designed to allow us to grant cash and stock based performance awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered employee imposed by Section 162(m) of the Code, if certain conditions are met.

Performance Goals. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), the Compensation Committee will establish the performance goals, based upon one or more criteria (“performance criteria”) enumerated in the 2012 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2012 Plan will be based on any one or more of, or a combination of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest and taxes; (iii) earnings before interest, taxes and amortization; (iv) earnings before interest, taxes and depreciation; (v) earnings before interest, taxes, depreciation and amortization; (vi) earnings from continuing operations; (vii) total shareholder return; (viii) return on equity or average shareholder’s equity; (ix) total shareholder return; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including operating margin or gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) department, division, or business unit level performance; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction; (xxxi) shareholders’ equity; (xxxii) capital expenditures; (xxxiii) debt levels; (xxxiv) inventory levels; (xxxv) operating profit or net operating profit; (xxxvi) workforce diversity; (xxxvii) growth of net income or operating income; (xxxviii) billings; (xxxix) comparable store sales; (xxxx) merchandise margin; (xxxxi) completion of an acquisition transaction; (xxxxii) completion of a financing transaction; (xxxxiii) recruitment of a new employee; and (xxxxiv) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, the Compensation Committee (and the Board, to the extent that an award is not intended to comply with Section 162(m) of the Code) may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (7) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Terms of Other Stock Awards

General. The Plan Administrator may grant other stock awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2012 Plan, the Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of our common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2012 Plan.

Vesting. Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator.

Changes to Capital Structure

In the event of certain changes to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the Plan Administrator will appropriately adjust: (a) the class(es) and maximum number of securities subject to the 2012 Plan; (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (c) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (d) the class(es) and number of securities and the price per share of stock subject to outstanding stock awards.

Corporate Transactions; Changes in Control

In the event of a corporate transaction (as defined in the 2012 Plan and described below), outstanding stock awards under the 2012 Plan may be assumed, continued, or substituted by the surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute such stock awards, then (i) any such stock awards that are held by participants whose continuous service has not terminated immediately prior to the effective time of the transaction will become fully vested and exercisable, and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse, and (ii) all other stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction, provided that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised. If a stock award will terminate if not exercised on or prior to the effective date of the corporate transaction, the Plan Administrator has the discretion to provide that the holder of any stock award not exercised prior to the effective date will receive a payment in exchange for the stock award. The Plan Administrator is not obligated to treat all stock awards or portions of stock awards in the same manner. The Plan Administrator may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the 2012 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of (a) a sale or other disposition of all or substantially all of our consolidated assets, (b) a sale or other disposition of at least 90% of our outstanding securities, (c) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (d) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the corporate transaction.

Under the 2012 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2012 Plan) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

The acceleration of a stock award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control over us.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the 2012 Plan at any time, subject to any required shareholder approval. However, except as otherwise provided in the 2012 Plan, no amendment or termination of the 2012 Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the 2012 Plan as required by applicable law and listing requirements. No ISOs may be granted under the 2012 Plan after the tenth anniversary of the earlier of the date the 2012 Plan was adopted by the Board or approved by our shareholders.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2012 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2012 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2012 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2012 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the 2012 Plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on shareholder approval of the 2012 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers or employees under the 2012 Plan. If the 2012 Plan is approved by our shareholders, the annual option grants and the annual stock grants for non-employee directors described above under the heading “Director Compensation” will be made under the 2012 Plan. If the 2012 Plan is not approved by our shareholders, these grants will be made under the Prior Plans.

Required Vote and Board Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum but will have no effect on the outcome of the vote.

Our Board believes that approval of Proposal 3 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF OUR 2012 EQUITY INCENTIVE PLAN.

PROPOSAL 4

TO APPROVE, ON A NON-BINDING AND ADVISORY BASIS, THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Company’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the Company’s 2011 Annual Meeting of Shareholders, the Company’s shareholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the Company’s named executive officers every year, and the Company has adopted a policy that is consistent with that preference. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation and decisions are focused on pay-for-performance principles and derive from compensation policies that are strongly aligned with our shareholders’ interests. Specifically, the Company emphasizes variable compensation and long-term performance-based incentive awards to compensate its named executive officers. Our compensation policies are actively managed by the Board and employ recommendations made by outside consultants that utilize benchmarking and other qualitative and quantitative measurements that focus on objective factors in setting the compensation of our named executive officers. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of Compensation Programs

Our compensation programs are detailed throughout this proxy statement, but we believe they generally reflect our commitment to adhere to governance “best practices” relating to independence and accountability and our commitment to only reward positive performance.

Best Practices

We believe our use of the following practices reinforces our commitment to a culture of good corporate governance:

•	Emphasis on variable compensation that is performance-based, with difficult to attain, pre-established, objective performance goals,

•	Use of long-term, performance-based incentive awards,

•	Annual advisory votes by our shareholders of our compensation to our named executives,

•	Our equity plans require any option re-pricing to be approved in advance by our shareholders, and we have never requested this to be done,

•	CEO stock ownership guidelines,

•	No employment agreements for fixed terms,

•	No single-trigger change-in-control cash benefits or related tax gross-ups, and

•	Use of an independent compensation consultant.

2011 Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Shareholders, we held our first advisory vote on executive compensation. More than 86% of the votes cast on the proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and, as a result, our named executive officer compensation was approved. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no material changes to our executive compensation policies and programs were necessary.

Fiscal 2011 – Year in Review

Fiscal year 2011 was a year of change for the Company. In March 2011, we announced the resignation of our former CEO and the appointment of Lisa Harper, a board member, as our new CEO. As part of this leadership transition, three of the named executive officers in last year’s proxy statement, including our former CEO, departed from the company, and we recruited three new named executive officers: Ms. Harper, our CEO, Donald Hendricks, our CIO, and Mark Mizicko, our Chief Planning Officer. In order to retain them through the transition in leadership, we also agreed to certain changes to the compensation of Gerald Cook, formerly our COO and now our Chief Store Officer, and James McGinty, our CFO.

In fiscal 2011, we also completed a strategic business change and a cost reduction plan. These initiatives were designed to improve our operating results and to better position us for future growth.

As a result of the leadership changes, the new strategic initiatives and other Company efforts:

•	Our stock price ended the year 41.5% higher than it was when fiscal year 2011 commenced,

•	We raised our quarterly dividend to $0.08, a 14% increase, and,

•	Comparable store sales increased, reversing a multi-year negative trend.

CEO Compensation

In accordance with our pay-for-performance philosophy, a small percentage of Ms. Harper’s fiscal 2011 compensation was “fixed” and a significant percentage was performance-based and variable, or “at risk.” Although we do not use a specific formula to set pay in relation to our peers or general market data when determining executive compensation, Ms. Harper’s base salary was in the bottom quartile of base pay of chief executive officers in our Peer Group (as described below under “Benchmarking”), even when including a living allowance provided to her, and these were the only components of Ms. Harper’s fiscal year 2011 compensation that were “fixed” or guaranteed. Fifty percent of the stock options granted to Ms. Harper upon her appointment as our Chief Executive Officer in fiscal year 2011 vest solely based on achievement of performance criteria. Over 82% of Mr. Harper’s total fiscal year 2011 compensation as CEO, as disclosed in the Summary Compensation Table, was variable, or at-risk, performance-based compensation. Ms. Harper’s total compensation was at the median of target total compensation of chief executive officers in our Peer Group.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes: (1) attract, retain and motivate our employees, (2) hold our executive officers accountable for Company performance and (3) align the interests of our executive officers with those of our shareholders.

At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company performs at or above its target goals, the named executive officer will be paid at or above his or her target compensation. If the Company performs below its target goals, the named executive officer will be paid below his or her target compensation.

In support of our commitment to sound corporate governance, the Company emphasizes many “best practices” in applying its compensation principles, including:

•

Emphasis on Variable Compensation.  We have a long-standing practice of making a significant portion of the target compensation to our named executives in the form of variable compensation that is performance-based. Variable compensation is tied to achievement of performance goals or stock price appreciation and includes elements such as annual incentive awards, stock options, performance-based stock awards, and long-term cash incentive awards. For 2011, 82% of Ms. Harper’s total direct compensation as CEO was variable and subject to performance factors.

•

Use of Long-Term Performance-Based Incentive Awards.  We have continued our use of long-term performance-based incentive awards as a significant portion of compensation for our executive officers. We believe such awards help to align our named executives’ interests with those of our shareholders by providing value only if pre-established, objective performance goals are met and time-based vesting requirements are met.

•	Annual Advisory Votes of Our Compensation Program by Our Shareholders. Based on the preferences of our shareholders, we hold annual advisory votes on the compensation of our executive officers.

•	CEO Stock Ownership Guidelines. Our CEO is subject to a guideline to hold stock in the Company.

•	No Employment Agreements for a Fixed Term. Our named executive officers are employed pursuant to “at will” agreements, with no fixed terms.

•	No Change-in-Control Cash Benefits & No Tax Gross-Ups. We do not provide single-trigger cash change-in-control benefits to executives or any related tax gross-ups.

•

Use of an Independent Compensation Consultant.  Hay Group provides us independent advice on our compensation programs. Hay Group reports directly to the Compensation Committee and does not have any other consulting engagements with the Company.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our shareholders.

Role of Shareholders, Management, Consultants & Others in Determining Compensation

All decisions regarding compensation of our named executive officers are made by our Board, based on the recommendations of the Compensation Committee. The Compensation Committee relies on our management to gather data helpful to forming its recommendations and relies on Ms. Harper to evaluate the performance of executive officers who report to her and to make recommendations about their compensation. Ms. Harper may not, however, participate in or be present during any deliberations or determinations of our Board or Compensation Committee regarding her compensation. In addition, the Compensation Committee may engage the services of outside advisers, experts and others.

Our Compensation Committee uses the services of Hay Group to provide independent advice on current trends in compensation design, overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. In providing such advice, Hay Group also advises the committee as to the competitiveness of our executive compensation programs. Hay Group has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Our Compensation Committee has given authority to a two-person committee, consisting of Ms. Harper and at least one member of the Compensation Committee, to grant stock options to our employees who are not executive officers. The purpose of this delegation of authority is to enhance the flexibility of stock option administration and to facilitate the timely grant of options, particularly to new employees. Our Board reviews and ratifies these grants on a quarterly basis.

Use of Quantitative and Qualitative Measurements

We believe compensation should be based on objectively determinable factors, such as how well we have attained our net income goals, the operating income of our divisions, our earnings per share, comparisons to peer companies, stock price appreciation and other financial and operational metrics. We also believe compensation should also consider subjective factors, such as how well the individual helps us achieve our strategic goals and their ability to support the other members of the Hot Topic team. The use of these factors, however, does not prevent the Board from adjusting compensation up or down if, after considering all of the circumstances, it believes total compensation can be structured to better serve our shareholders’ interests.

Benchmarking

While we do not use a specific formula to set pay in relation to our peers or general market data, when determining base salary, target annual bonus levels and target long-term incentive award values for our named executive officers, the Board considers survey data and compensation practices at peer companies. Generally, such comparisons are to compensation data of our peers published in their filed proxy statements and results of their financial performance reported in their other public reports. The Board also considered survey data from Hay Group’s 2011 Retail Industry Survey (the “Hay Survey”). In selecting our peer group, we focus on companies that are similar to us in terms of industry, size and business characteristics. Generally, we consider our peers to be vertically integrated, specialty, softgoods companies with revenues between 50% and 250% of our revenues and who compete with us for talent as well as customers.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

Aéropostale, Inc. bebe stores, inc. The Buckle, Inc. Christopher & Banks Corporation	Kenneth Cole Productions, Inc. lululemon athletica inc. New York & Company, Inc. Pacific Sunwear of California, Inc.	rue21, inc. Urban Outfitters, Inc. The Wet Seal, Inc. Zumiez Inc.

Given the changes in management discussed below, comparisons to compensation practices of our Peer Group were not a material consideration in compensation decisions recently made by our Board. Rather, the Board focused primarily on how compensation would affect the retention of named executives material to the Company following the changes in senior management discussed below.

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance). We assess each of these elements independently from the other elements to ensure that the amount paid to each named executive officer for each compensation element is reasonable, and we assess them collectively to ensure that compensation for each named executive officer is reasonable in its totality.

Distribution of Compensation

In determining the compensation level for each component of compensation for our named executive officers, we weight a greater proportion of total compensation toward performance-based components such as annual bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and shareholder value over the long-term. Other factors we consider in determining the appropriate distribution of compensation include our named executive officer’s past and expected future contributions to the Company, the position of the named executive officer, the expense recognized by the Company for equity grants, internal pay equity, benchmarking against our Peer Group and limitations on the number of shares available for grant in our 2006 Incentive Plan.

A large percentage of our named executive officers’ total direct compensation is variable based on performance factors. We believe this type of variable compensation supports our pay-for-performance philosophy. For 2011, 82% of Ms. Harper’s total direct compensation as CEO was variable, based on performance factors, and for all of our named executive officers as a group, (other than our former CEO), 73% of their total direct compensation as named executive officers was variable, based on performance factors.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience and day-to-day contributions our named executive officers make to the Company. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company or division performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity, and benchmarking against our Peer Group. For newly hired executives, we also consider the level of compensation necessary to attract the executive to the Company.

In fiscal year 2011 we hired three named executives: Ms. Harper, Mr. Hendricks, and Mr. Mizicko. In connection with her appointment, we entered into an employment agreement with Ms. Harper pursuant to which she received an annual base salary of $500,000. Mr. Hendricks and Mr. Mizicko received an annual base salary of

$450,000 and $435,000, respectively. In each instance, the level of their base salary was primarily determined as the amount needed to attract them to the Company, considering the size of the Company, the CEO transition, the historic performance of the Company, and the other forms of compensation awarded to them.

In fiscal year 2011 we also made changes to Mr. Cook’s and Mr. McGinty’s annual base salaries, increasing them to $600,000 and $500,000, respectively. These changes were made to retain these executives during, and as an inducement for their support of, the CEO transition and other changes within the Company.

Annual Incentive Awards

We provide annual incentive compensation to our named executive officers. Our annual incentive awards are designed to encourage our named executive officers to attain goals which can be measured and evaluated on an annual basis but which may not be immediately reflected in our stock price. We believe paying reasonably attainable performance-based incentives is consistent with our pay-for-performance philosophy. We have two types of annual incentive awards applicable to our named executive officers: annual cash incentive awards made pursuant to our Annual Bonus Plan and discretionary cash incentive awards.

Annual Bonus Plan

Our named executive officers participate in an annual cash incentive bonus plan (the “Annual Bonus Plan”) which provides them an opportunity to earn an annual cash bonus (“Annual Bonus”) based on the attainment of certain pre-determined operating income goals of the Company adjusted to exclude the charges identified in Note 2 of the 10-K for the period ended January 28, 2012, and stock option expense. The financial goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Under the Annual Bonus Plan, each named executive officer has a targeted bonus potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our shareholders would be better served thereby. For fiscal year 2011, our named executive officer’s target bonus potential (as a percentage of their base salary) was as follows:

Named Executive Officer	Percentage of Base Salary
Donald Hendricks,	50%
Chief Information Officer

Mark Mizicko,	50%
Chief Planning Officer

In consideration of the CEO transition and historic performance of the company at the time of the CEO transition, our Board excluded Ms. Harper, Mr. Cook and Mr. McGinty from participation in the Annual Bonus Plan for 2011, electing instead to consider Ms. Harper for a discretionary bonus based on the Company’s fiscal year 2011 performance and to grant retention bonuses to Mr. Cook and Mr. McGinty. As an inducement to attract him to the Company and to compensate him for a bonus opportunity he forfeited upon leaving his former employer, Mr. Hendricks was guaranteed a minimum 2011 Annual Bonus of $100,000.

For fiscal year 2011, the threshold, target and maximum Company operating income targets for payouts of awards made pursuant to our Annual Bonus Plan based on such performance targets, the Company’s actual results and the percentage of the award payout earned thereby are as follows:

	Fiscal Year 2011 Operating Income	Non-Equity Incentive (Bonus) Plan Percentage Payout
Threshold	$14.8 million	40%
Target	$18.7 million	100%
Maximum	$25.2 million	200%
Actual	$16.3 million	64%

In fiscal year 2011, Mr. Hendricks and Mr. Mizicko each earned Annual Bonus payouts of $60,527 and $45,125, respectively, based on the Company attaining 64% of the financial goal. The Annual Bonuses for Mr. Hendricks and Mr. Mizicko were prorated to the period of time each individual was employed by the Company.

Discretionary Bonus

Each of our named executive officers is eligible to receive a discretionary cash bonus based on his or her individual performance. For our named executive officers other than herself, our Board considers Ms. Harper’s assessment of each officer’s performance, the performance of the division or departments the officer has responsibility for managing, the officer’s contribution to achievement of the Company’s financial and operational goals and strategic objectives, and the ability of the officer to lead and develop people within their areas of responsibility. For Ms. Harper, the Board makes its own assessment of her performance and considers the factors used to evaluate the other executive officers. In accordance with our pay-for-performance philosophy, the Board generally only grants discretionary bonuses in unique or exceptional circumstances.

In recognition of her contribution to the Company’s performance in 2011, and because she was not eligible to participate in the Company’s Annual Bonus Plan, the board granted a discretionary bonus to Ms. Harper of $620,000. In connection with the CEO transition, and as an inducement for them to support the Company throughout the CEO transition, Mr. Cook and Mr. McGinty were granted retention bonuses of $600,000 and $400,000, respectively. Mr. Hendricks was granted a discretionary bonus of $39,473, to fulfill a minimum 2011 performance bonus he was guaranteed in his original employment agreement. Mr. Mizicko was granted a discretionary bonus of $54,875 in recognition of his performance, including significant contributions he made on behalf of the Company prior to his employment commencing.

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2006 Incentive Plan. We believe that long-term incentive awards help to align the interests of our named executive officers with those of our shareholders, motivate them to create value in the Company over a longer term than annual incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have three types of long-term incentive awards applicable to our named executive officers: stock options, performance-based stock awards, and long-term cash incentive awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing shareholders, the number of shares available for grant in our 2006 Incentive Plan, comparisons to our Peer Group and, for Ms. Harper, the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each such award will have. While stock options motivate our named executive officers by providing more potential gain if our stock price increases, our performance-based stock awards more directly expose our named executive officers to the effects of a decrease in our stock price.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate our named executive officers to focus on overall corporate performance over the long-term and to align their interests with those of our shareholders. This occurs because our stock option grants provide economic value to our named executive officers only if our stock price increases from the date of the grant to the date the stock option is exercised. All of our stock option grants to our named executive officers are considered “non-qualified” for tax purposes, which generally provide a more favorable tax benefit to the Company than “incentive” stock options. Generally, 25% of the shares subject to our stock option grants vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter. The options generally terminate ten years from the date of grant.

In fiscal year 2011, the Board granted stock options to our named executive officers as follows:

Named Executive Officer	Stock Options (# of shares)
Lisa Harper	1,000,000
Gerald Cook	250,000
James McGinty	250,000
Donald Hendricks	200,000
Mark Mizicko	200,000

As part of her employment agreement, Ms. Harper was granted two separate options to purchase 500,000 shares of our common stock. The first 500,000 share option is subject to two-year vesting in equal monthly installments. The second 500,000 share option vests in full if a vesting condition (the “Vesting Condition”) is met, that is, if, prior to March 30, 2014, the weighted average per share closing price of the Company’s common stock for any 90 trading days equals or exceeds $11.54, an amount which is twice the closing price per share on the date the options were granted, and will terminate following the third anniversary of the date of grant if it has not otherwise vested on or before that time.

Mr. Cook and Mr. McGinty were also granted separate options to purchase shares of our common stock. They were each granted the option to purchase 150,000 shares of our common stock subject to vesting over four years. They were each also granted the option to purchase an additional 100,000 shares of our common stock subject to vesting on the earlier to occur of vesting over four years or immediately upon the determination the Vesting Condition has occurred. Upon commencing employment with the company, Mr. Hendricks and Mr. Mizicko were each granted an option to purchase 200,000 shares of our common stock, subject to vesting over four years.

Performance-Based Stock Awards

Awards made pursuant to our performance-based stock plan (the “Performance-Based Stock Plan”) constitute a right to receive shares of our stock in the event the Company achieves operating income targets in the last year of a three-year performance period. Because the targets are set far in advance of the end of the performance periods and are set at levels that are difficult to attain, we believe these grants induce our named executive officers to focus on long-term cumulative growth. The number of shares that will vest as a result of awards made pursuant to our Performance-Based Stock Plan range from 0% to 200% of the original target award.

Our performance-based stock awards granted in 2009 were designed to be earned based on the Company achieving operating income targets in fiscal year 2011 (adjusted to exclude the expense of charges identified in Note 2 of the 10-K for the period ended January 28, 2012) which were not met. As a result, all such awards did not vest and were forfeited. Notwithstanding their termination, the threshold, target and maximum fiscal 2011 operating income targets required to be achieved by the Company for the performance share awards granted in 2009 to be earned, the Company’s actual fiscal year 2011 results, and the corresponding percentage of the award earned thereby are as follows:

	Operating Income	Percentage of Shares Earned
Threshold	$39.4 million	25%
Target	$48.4 million	100%
Maximum	$64.3 million	200%
Actual	$13.1 million	0%

The Company did not grant any Performance-Based Stock Plan awards in fiscal year 2011.

Long-Term Cash Incentive Awards

In 2010, the Board established a long-term, cash incentive plan for our named executive officers (the “Long-Term Cash Incentive Plan”). The Board’s decision to establish the Long-Term Cash Incentive Plan was largely influenced by the lack of shares available for grant in the 2006 Incentive Plan. Payouts of awards made pursuant to our Long-Term Cash Incentive Plan are calculated based on pre-determined cumulative two-year net income goals, adjusted to exclude the effect of the charges identified in Note 2 of the 10-K for the period ended January 28, 2012. Because the performance goals are set far in advance of the end of the performance period and are set at a levels that are difficult to attain (that is, we believe the target level will be achieved less than 50% of the time), we believe these awards induce our named executive officers to focus on long-term cumulative growth.

Our long-term cash incentive awards granted in 2010 were designed to be earned based on the Company achieving cumulative net income in fiscal years 2010 and 2011 which were not met. As a result, all such awards were forfeited. Notwithstanding their termination, the threshold, target and maximum cumulative net income targets required to be achieved by the Company for the long-term cash incentive awards granted in 2010 to be earned, the Company’s actual results, and the corresponding percentage of the award earned thereby are as follows:

	Cumulative 2010 & 2011 Net Income	Percentage of Award Earned
Target/Threshold	$44.6 million	100%
Maximum	$52.8 million	200%
Actual	$8.1 million	0%

The Company did not grant any Long-Term Cash Incentive Plan awards in fiscal year 2011.

Other Compensation

Perquisites & Benefits

In fiscal 2011, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, our Employee Stock Purchase Plan, health care plans, life insurance plans, and other welfare benefit programs. Each of our named executive officers was entitled to use company-leased automobiles, for which the Company paid certain maintenance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses. Prior to becoming our CEO, Ms. Harper maintained her residence outside of the area where our headquarters are located, and for the first year of her employment she was given a living allowance of $10,000 per month to defray living and travel costs of fulltime work at our headquarters. Such living allowance is no longer being paid to Ms. Harper. As an inducement to attract Mr. Hendricks and Mr. Mizicko to the Company, we agreed to pay each of their relocation expenses.

Deferred Compensation Plan

In addition to the standard benefits offered all employees, our executive officers and other senior managers are eligible to participate in our non-qualified deferred compensation plan. The plan allows them to defer base salary and bonus income. The plan is unfunded and unsecured. For fiscal year 2010, to the extent they were ineligible to receive such contribution from participation in our 401(k) Plan, the Company contributed 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account.

Other Compensation Policies

Stock Ownership Guidelines

We have stock ownership guidelines for Ms. Harper. Under the guidelines, within three years of her appointment as our CEO, Ms. Harper should maintain a level of ownership of Company stock that has a value approximately equal to 150% of her base salary. As of April 5, 2012, Ms. Harper holds Company stock with a value equal to 47% of her base salary.

Policy on Hedging Transaction

We do not permit any director or officer of the Company to engage in short sales, transactions in put or call options, hedging transactions or other similar transactions designed to allow an individual to “lock in” appreciation in value or hold securities of the Company without the full risks and rewards of ownership. In addition, no director or officer of the Company may margin, or make any offer to margin, any of the Company’s stock, or borrow against such stock, at any time.

Description of Employment Agreements

We have entered into employment agreements with each of our named executive officers. All of our named executive officers are employed on an at-will basis and none is employed under an employment agreement for a fixed term. We have also entered into indemnification agreements with each of our named executive officers.

Severance and Change of Control Payments

For 2011, we did not have a severance agreement with Ms. Harper, our Chief Executive Officer. In March 2011, in connection with the CEO transition and as an inducement for each of them to support the CEO transition, our Board approved a temporary increase from six months to twelve months of the period during which each of Mr. Cook and Mr. McGinty would receive severance and benefits continuation in the event his employment was involuntarily terminated by the Company without cause. In the event their employment was involuntarily terminated by the Company without cause prior to its payout, each of Mr. Cook and Mr. McGinty would also have receive a prorated portion of their retention bonus. In March 2012, however, Mr. Cook’s and Mr. McGinty’s agreements were amended to reduce their severance to six months base salary and benefits continuation in the event they are terminated from the Company without cause.

Mr. Hendricks’ and Mr. Mizicko’s employment agreements provide that each will be provided six months base salary and benefits continuation in the event they are terminated from the Company without cause.

In connection with our CEO transition, we entered into a mutual separation agreement with our former CEO. The agreement entitled her to continuation of her annual base salary for a period of 15 months and continuation of her benefits for a period of 36 months following the termination of her employment. In addition, the agreement provided for the immediate termination of certain stock options and other equity awards relating to 1,175,002 shares of our common stock and for the accelerated vesting of one option, accelerating the right to purchase 62,500 shares of our common stock.

Compensation Policies and Practices as They Relate to Risk Management

In 2011, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain executive officers in excess of $1 million in a taxable year. Generally, compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. All of our awards made pursuant to the 2006 Incentive Plan are intended to meet the requirements for deductible performance-based compensation. However, our goal of preserving the deductibility of compensation is secondary in importance to achieving our compensation objectives. While we believe that we should be able to continue to manage our compensation programs so as to preserve the related federal income tax deductions, the Board retains discretion to grant compensation which would not qualify as “performance-based” or otherwise be deductible when it determines the importance of meeting our compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

Compensation Committee

W. Scott Hedrick, Chairman

Steven Becker

Andrew Schuon

Thomas Vellios

SUMMARY OF COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid for the fiscal year ended January 28, 2012, to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and our former Chief Executive Officer. We refer to these executive officers in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Lisa Harper (4)	2011	413,462	620,000	97,502	1,820,650	—	161,759	3,113,373
Chairman and Chief Executive Officer

James McGinty	2011	486,539	400,000	—	554,195	—	26,882	1,467,616
Chief Financial Officer	2010	400,000	—	—	240,855	—	23,297	664,152
	2009	400,000	—	239,000	345,533	—	34,284	1,018,817

Gerald Cook	2011	589,904	600,000	—	554,195	—	33,134	1,777,233
Chief Store Officer	2010	525,000	—	—	321,140	—	26,269	872,409
	2009	525,000	—	239,000	460,710	—	23,618	1,248,328

Donald Hendricks	2011	173,077	39,473	—	655,100	60,527	134,682	1,062,859
Chief Information Officer

Mark Mizicko	2011	125,481	54,875	—	557,600	45,125	281,074	1,064,155
Chief Planning Officer

Elizabeth McLaughlin (5)	2011	375,961	—	—	—	—	655,636	1,031,597
Former Chief Executive Officer	2010	850,000	—	—	481,710	—	36,265	1,367,975
	2009	821,154	—	956,000	1,151,775	—	31,266	2,960,195

(1)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on March 21, 2012, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures. The grant date fair value of each award reported for fiscal year 2009 in this column, assuming the highest level of performance conditions was achieved, are as follows: for Mr. Cook, $478,000; for Mr. McGinty, $478,000; and for Ms. McLaughlin, $1,912,000. On March 21, 2011, Ms. McLaughlin’s stock awards terminated pursuant to her severance agreement with the Company. On March 16, 2012, our Compensation Committee confirmed that the target goals for stock awards granted to Messrs. Cook and McGinty in fiscal 2009 had not been met. As a result, each such 2009 stock award terminated.

(2)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on March 21, 2012, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures.

(3)	Amounts listed in this column include use of Company-leased vehicles (including gas and maintenance), out-of-pocket medical expense reimbursement, supplemental disability insurance, and match on deferred compensation contributions. In addition, the amounts listed for Ms. Harper include a living allowance of $99,231, payment of consulting fees of $32,500, fees paid for her services as a director of $10,000, and dividends paid on prior stock awards of $8,445. In addition, the amounts listed for Messrs. Hendricks and Mizicko include relocation expense reimbursement in the amount of $94,305 and $30,538, respectively, as well as related reimbursement for tax expenses of $35,733 and $6,421, respectively, and for Mr. Mizicko, $240,000 for consulting services from March 29, 2011, to September 30, 2011, when he commenced his employment with the Company.

(4)	Ms. Harper became our CEO on March 21, 2011. Prior to that time, Ms. Harper was a non-employee director of the company and provided consulting services to the Company from February 14, 2011, through March 20, 2011. The stock awards granted to Ms. Harper during fiscal year 2011 were compensation for Ms. Harper’s services as a consultant.

(5)	In connection with her separation from the Company, Ms. McLaughlin received severance in the amount of $474,038, benefits continuation of $2,556, and the vehicle she used while she was employed, with a value of $57,044 including reimbursement for related tax expenses.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended January 28, 2012.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Lisa Harper (3)	2/14/2011	—	—	—	—	—	—	17,568	—	—	97,502
	3/30/2011	—	—	—	500,000	500,000	500,000	—	500,000	5.77	1,820,650

James McGinty	3/30/2011	—	—	—	—	—	—	—	250,000	5.77	554,195

Gerald Cook	3/30/2011	—	—	—	—	—	—	—	250,000	5.77	554,195

Donald Hendricks (4)	—	37,830	94,574	189,148	—	—	—	—	—	—	—
	8/29/2011	—	—	—	—	—	—	—	200,000	8.60	655,100

Mark Mizicko (4)	—	28,203	70,508	141,016	—	—	—	—	—	—	—
	10/3/2011	—	—	—	—	—	—	—	200,000	7.32	557,600

(1)	The amounts shown in these columns represent grants made under the Company’s Annual Bonus Plan.

(2)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on March 21, 2012, excluding the effect of estimated forfeitures.

(3)	Ms. Harper’s February 14, 2011, stock grant was made pursuant to a consulting agreement with the Company prior to her becoming our CEO and has been reported as compensation under the Stock Awards column in the Summary Compensation Table. Ms. Harper’s March 30, 2011, grant reported under the Equity Incentive Plan Award column is subject to a vesting condition that for 90 days the weighted average stock price of the Company’s common stock be at least $11.54, an amount which is twice the closing price per share on the date the option was granted.

(4)	Mr. Hendricks’ and Mr. Mizicko’s Non-Equity Incentive Plan Awards were prorated based on their length of service with the Company.

As described above under the heading “Compensation Discussion and Analysis,” each of our named executive officers is employed “at will.” Our named executive officers have written employment agreements. Compensation for our named executive officers is generally performance-based, as we target that a larger portion of their compensation will be determined based on the performance of the Company and the individual and a lesser portion of their compensation will be fixed. For fiscal year 2011, our only performance-based non-equity incentive plan was our Annual Bonus Plan. For fiscal year 2011, our only performance-based equity incentive plan was our Non-Qualified Stock Options, which are subject to our 2006 Incentive Plan.

Awards pursuant to our non-equity incentive plans generally provide for a cash payout only in the event certain pre-established financial targets are achieved by the Company. For fiscal year 2011, the Annual Bonus Plan targets for our named executives were based on fiscal year 2011 Company operating income, adjusted to exclude the expense of charges identified in Note 2 of the 10-K for the period ended January 28, 2012. Details of the plans are described above under the heading “Compensation Discussion and Analysis.” Payouts are generally only paid to our named executive officers who remain employed by the Company at the time of payment, which generally occurs in the first fiscal quarter following the end of the fiscal year.

Awards pursuant to our equity incentive plan consist of stock options (“Stock Options”). Our Stock Options generally expire ten years from the date of grant and vest over four years from the date of their grant, 25% after the first year and 6.25% each quarter thereafter. Details of these plans are described above under the heading “Compensation Discussion and Analysis.” As described more fully under the heading “Potential Payments Upon a Change of Control,” under certain circumstances the vesting of some or all of our equity awards to our named executive officers will be accelerated.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the named executive officers as of January 28, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Lisa Harper (3)	6/10/2008	20,067	2,867	6.02	6/10/2018	—	—	—	—
	6/9/2009	10,076	6,046	7.54	6/9/2019	—	—	—	—
	6/8/2010	11,875	19,794	4.88	6/8/2020	—	—	—	—
	2/14/2011	—	—	—	—	17,568	133,692	—	—
	3/30/2011	208,333	291,667	5.77	3/30/2021	—	—	—	—
	3/30/2011	—	500,000	5.77	3/30/2021	—	—	—	—

James McGinty (4)	3/20/2002	45,000	—	15.33	3/20/2012	—	—	—	—
	3/20/2003	45,001	—	15.61	3/20/2013	—	—	—	—
	3/18/2005	60,000	—	21.24	3/18/2015	—	—	—	—
	3/17/2006	45,000	—	13.90	3/17/2016	—	—	—	—
	3/23/2007	75,000	—	11.31	3/23/2017	—	—	—	—
	3/26/2008	70,312	4,688	4.75	3/26/2018	—	—	—	—
	3/18/2009	51,562	23,438	9.56	3/18/2019	—	—	6,250	47,563
	3/17/2010	32,812	42,188	6.37	3/17/2020	—	—	—	—
	3/30/2011	—	150,000	5.77	3/30/2021	—	—	—	—
	3/30/2011	—	100,000	5.77	3/30/2021	—	—	—	—

Gerald Cook (4)	3/20/2002	75,000	—	15.33	3/20/2012	—	—	—	—
	3/20/2003	75,001	—	15.61	3/20/2013	—	—	—	—
	3/18/2005	85,000	—	21.24	3/18/2015	—	—	—	—
	3/17/2006	50,000	—	13.90	3/17/2016	—	—	—	—
	3/23/2007	78,000	—	11.31	3/23/2017	—	—	—	—
	3/26/2008	70,312	4,688	4.75	3/26/2018	—	—	—	—
	3/18/2009	68,750	31,250	9.56	3/18/2019	—	—	6,250	47,563
	3/17/2010	43,750	56,250	6.37	3/17/2020	—	—	—	—
	3/30/2011	—	150,000	5.77	3/30/2021	—	—	—	—
	3/30/2011	—	100,000	5.77	3/30/2021	—	—	—	—

Donald Hendricks	8/29/2011	—	200,000	8.60	8/29/2021	—	—	—	—

Mark Mizicko	10/3/2011	—	200,000	7.32	10/3/2021	—	—	—	—

(1)	Except as described in footnotes 3 and 4 hereof, these options become exercisable over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter.

(2)	Stock awards granted on March 18, 2009, were to be earned based on the Company achieving 2011 operating income targets. In March 2012, the Board confirmed that the performance goals for fiscal year 2011 had not been met, and therefore all such awards terminated.

(3)	Pursuant to the terms of her Consultant Agreement, Ms. Harper was granted restricted stock which vested in full on February 14, 2012, one year from the date of grant. On March 30, 2011, Ms. Harper was granted two options to purchase 500,000 shares each, with one vesting in equal monthly installments over a two-year period and the other subject to a vesting condition that for 90 days the weighted average stock price of the Company’s common stock be at least $11.54 (the “Vesting Condition”), an amount which is twice the closing price per share on the date the option was granted. All grants to Ms. Harper made prior to February 14, 2011, were made for her services as a non-employee director of the Company.

(4)	To the extent not previously vested, the Option Awards on March 30, 2011, for 100,000 shares to each of Messrs. Cook and McGinty will immediately vest upon satisfaction of the Vesting Condition.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and vesting of stock awards during fiscal 2011 by each of the named executive officers, to the extent applicable.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lisa Harper	—		5,123	36,322
Elizabeth McLaughlin	271,875	829,071	—	—

Non-qualified Deferred Compensation Plan

The following table shows for the fiscal year ended January 28, 2012, information regarding non-qualified deferred compensation plans for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawls / Distributions ($)	Aggregate Balance at Last FY ($)
James McGinty	49,423	5,054	688	—	355,467
Gerald Cook	30,880	5,015	12,583	—	449,154
Donald Hendricks	1,385	692	—	—	2,077
Elizabeth McLaughlin (2)	23,906	3,592	(7,230)	149,710	292,085

(1)	The contribution amounts reported as Executive Contributions are reported in the “Salary” column and the contribution amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table. All amounts reported as Aggregate Balance were included in Summary Compensation Tables for previous years to the extent the named executive officer was named in such table and the amounts were so required to be reported in such tables.

(2)	Ms. McLaughlin elected to receive a distribution of her deferred compensation over a 5-year period following her date of termination.

Each of our named executive officers participates in our non-qualified deferred compensation plan. The plan allows them to defer up to 80% of their salary and up to 100% of their annual cash bonus. Commencing in fiscal year 2009, to the extent the participants were ineligible to receive such contributions from participation in our 401(k) Plan, the Company contributes 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account. Participants are always 100% vested in their own contributions and the earnings thereon. Contributions to each participant’s account by the Company vest over three years from the participant’s date of hire. At the participant’s election, deferrals will generally be paid in lump sum or in annual installments of up to 15 years and participants may elect to commence payment either upon termination of employment, or a date specified at the time of initial deferral. Executive officers may also elect at the time of deferral to receive payment of their account balance in the event of a change of control of the Company. The plan is unfunded and unsecured. We have established a non-qualified grantor trust to hold amounts deferred under the plan. Earnings on the account of each participant are credited to such participant based on the performance of investment vehicles chosen by the participant from a selection offered to all plan participants and which are comprised of investment vehicles generally available to the public. Participants may elect to change the investment vehicles applicable to their accounts at any time.

Severance and Change of Control Agreements

Throughout most of fiscal 2011, our named executive officers, with the exceptions of Ms. Harper and Ms. McLaughlin, were entitled to severance in the event their employment with us terminated without “cause,” constituting six months of continued pay and health benefits (including as reimbursement for continuation of such benefits through payment of COBRA premiums) for Messrs. Hendricks and Mizicko, and, twelve months of continued pay and health benefits for Messrs. Cook and McGinty. In addition, as part of any severance, Mr. Cook and Mr. McGinty were entitled to a prorated portion of their retention bonuses. The receipt of severance payments and continued benefits by each named executive officer is conditioned on each such named executive officer executing a release of liability in favor of the Company. As of the end of fiscal 2011, such named executive officers were entitled to receipt of the vested balances of their deferred compensation accounts and immediate vesting of all of their unvested stock options, and Ms. Harper was entitled to receive immediate vesting of certain of her options, those with time-based vesting received during fiscal 2011, in the event of a “change in control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

AT THE END OF FISCAL YEAR 2011

Name	Benefit	Termination Without Cause ($)	Change in Control ($) (1)
Lisa Harper	Cash Severance	—	—
	Benefits Continuation	—	—
	Option Acceleration	—	536,667

James McGinty (2)	Cash Severance	500,000	—
	Retention Bonus Payment	346,814	—
	Benefits Continuation	14,014	—
	Option Acceleration	—	525,721

Gerald Cook (2)	Cash Severance	600,000	—
	Retention Bonus Payment	520,222	—
	Benefits Continuation	14,014	—
	Option Acceleration	—	543,158

Donald Hendricks	Cash Severance	225,000	—
	Benefits Continuation	7,013	—
	Option Acceleration	—	—

Mark Mizicko	Cash Severance	217,500	—
	Benefits Continuation	5,044	—
	Option Acceleration	—	58,000

(1)	These amounts represent the difference between the market price of our common stock on January 27, 2012 (the last trading day of fiscal 2011) and the exercise price of the options which would become exercisable upon a “change of control” to the extent the market price exceeded the exercise price.

(2)	Pursuant to the Amendments to the Amended and Restated Employment Agreement between the Company and each of Messrs. Cook and McGinty, the amounts reflected under “Termination Without Cause” include: 12 months of continued base pay, 12 months of health benefits continuation coverage, and a prorated portion of a guaranteed cash retention bonus.

In connection with her resignation, we entered into a mutual separation agreement with Elizabeth McLaughlin, our former CEO, pursuant to which she receives continuation of her annual base salary for a period of 15 months, an amount being $1,062,500, and continuation of her benefits for a period of 36 months, with an approximate value of $13,143, following the termination of her employment on June 24, 2011. In addition, her separation agreement with the Company provided for accelerated vesting of certain stock options, with an approximate value of $158,125 as of her termination date. Further, the agreement provided for the immediate termination of certain stock options and other equity awards relating to 1,175,002 shares of our common stock, a release of all claims against the Company, and an agreement not to solicit the employees of the Company.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed with the SEC on March 21, 2012, is available without charge upon written request to: Corporate Secretary, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

Appendix A

HOT TOPIC, INC.

2012 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: April 16, 2012

APPROVED BY THE SHAREHOLDERS: [                    ], 2012

1.	GENERAL.

(a) Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Hot Topic, Inc. 1996 Non-Employee Directors’ Stock Option Plan and the Hot Topic, Inc. 2006 Equity Incentive Plan (collectively, the “Prior Plans”). Following the Effective Date, no additional stock awards may be granted under the Prior Plans. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Prior Plans as of 12:01 a.m. Pacific time on the Effective Date (the “Prior Plans’ Available Reserve”) will cease to be available under the Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(a)) and be then immediately available for issuance pursuant to Stock Awards. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans; provided, however, that any shares of Common Stock subject to outstanding options and stock appreciation rights granted under the Prior Plans and the Hot Topic, Inc. 1996 Equity Incentive Plan (together, the “Prior Plans’ Appreciation Awards”) and stock awards granted under the Prior Plans and the Hot Topic, Inc. 1996 Equity Incentive Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares, or (iii) other than with respect to a Prior Plans’ Appreciation Award, are reacquired or withheld (or not issued) to satisfy a tax withholding obligation (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(b) below. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of the Plan.

(b) Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c) Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the terms of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without the Participant’s written consent, except as provided in Section 2(b)(vii).

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A and/or to make the Plan or Awards granted under the Plan exempt from or compliant therewith, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including, without limitation, Section 2(b)(vii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without his or her written consent.

(vii) To submit any amendment to the Plan for shareholder approval, including, without limitation, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options, or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, without limitation, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) the Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or (D) to comply with other applicable laws or listing requirements.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States, provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee, as applicable. The Committee may, at any time, abolish the subcommittee and may, at any time, revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees, at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Cancellation and Re-Grant of Stock Awards. Subject to Section 9(a) relating to Capitalization Adjustments, neither the Board nor any Committee will have the authority to: (i) reduce the exercise, purchase or strike price of any outstanding Stock Awards under the Plan, or (ii) cancel any outstanding Stock Awards that have an exercise price, purchase price or strike price greater than the current Fair Market Value in exchange for cash or other Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within 12 months prior to such an event.

(f) Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) or any disputes or claims relating to or arising out of the Plan will be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles County, California. The Company will pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) [            ]shares, which number is the sum of (i) the [            ] shares subject to the Prior Plans’ Available

Reserve and (ii) an additional 3,100,000 new shares; plus (B) the Prior Plans’ Returning Shares, if any, that become available for grant under the Plan from time to time (the aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii) For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued under the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711, or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii) Subject to Section 3(b), the number of shares available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to (1) an Option with respect to which the exercise price is at least 100% of the Fair Market Value on the date of grant, or (2) a Stock Appreciation Right with respect to which the strike price is at least 100% of the Fair Market Value on the date of grant; and (B) two shares for each share of Common Stock issued pursuant to a Full Value Award.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any shares of Common Stock issued pursuant to a Stock Award are (A) not issued or forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant or such Stock Award expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (B) not issued or reacquired by the Company pursuant to Section 8(h) in connection with a Full Value Award, such shares will again become available for issuance under the Plan (the “2012 Plan Returning Shares”). For each (1) 2012 Plan Returning Share that is subject to a Full Value Award, (2) Prior Plans’ Returning Share pursuant to an award other than a Prior Plans’ Appreciation Award or (3) share not issued or reacquired by the Company pursuant to Section 8(h) in connection with a Full Value Award, the number of shares of Common Stock available for issuance under the Plan will increase by two shares.

(ii) Shares Not Available For Subsequent Issuance. If any shares subject to a Stock Award or a Prior Plans’ Appreciation Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award or Prior Plans’ Appreciation Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant will no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(h) upon the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, any shares used as consideration for the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award or any shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price or a Prior Plans’ Appreciation Award exercise price will no longer be available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 15,000,000 shares of Common Stock.

(d) Section 162(m) Limitations. Subject to Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply.

(i) A maximum of 1,800,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair

Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.

(ii) A maximum of 1,800,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting, or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii) A maximum of $5,000,000 may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors, and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors, and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or comply with the distribution requirements of Section 409A.

(b) Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS. Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of eight years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to Section 4(b) relating to Ten Percent Shareholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right in connection with a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the terms of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under the SAR, and with respect to which the Participant is exercising the SAR on the date of exercise, over (B) the strike price. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two, or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to Sections 5(e)(ii) or 5(e)(iii)), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement, or other divorce or separation instrument, as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of a designation, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from the exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. This Section 5(f) is subject to any provisions in the applicable Award Agreement that govern the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise the Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) three months in the case of an Incentive Stock Option and 120 days in the case of a Nonstatutory Stock Option or SAR following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR will terminate.

(h) Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of days or months, as applicable, (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service other than for Cause would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of days or months, as applicable, (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as described in Section 5(a) and as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise the Award as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise the Award as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 12 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR will terminate.

(k) Termination for Cause. Except as otherwise provided in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability; (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted; (iii) upon a Change in Control; or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act and to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, this Section 5(l) will apply to all Stock Awards and is hereby incorporated by reference into all applicable Stock Award Agreements.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical. Each Restricted Stock Agreement will conform to (through incorporation of the provisions of this Section 6(a) by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Agreement remains subject to the terms of the Restricted Stock Agreement.

(v) Dividends. A Restricted Stock Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Agreements need not be identical. Each Restricted Stock Unit Agreement will conform to (through incorporation of the provisions of this Section 6(b) by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid, if any, by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree the Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree the Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv) Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date 90 days after the commencement of the applicable Performance Period, and (B) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under the Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of or completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of the Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the terms of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards, and all other terms and conditions of such Other Stock Awards. Generally, except for Other Stock Awards (i) granted to Non-Employee Directors, or (ii) that best based on the satisfaction of Performance Goals, no Other Stock Award will vest at a rate more favorable to the Participant than over a three-year period (or, for a newly-hired Employee, over a one-year period) measured from the date of grant (or the date of hire for a newly-hired Employee) except in the event of death or Disability, upon a Corporate Transaction in which such Other Stock Award is not assumed or continued, or upon a Change in Control.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award, or any Common Stock issued or issuable pursuant to any Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of the Stock Awards unless and until the requisite authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if the grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Further, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c) Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, without limitation, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A. Consistent with Section 409A, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k) Compliance with Section 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A. Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months and one day following the date of such Participant’s “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service.

(c) Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, without limitations, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent company) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution will be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. Payments under this Section 9(c)(iv) may be delayed to the same extent that payment of consideration to the holders of Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award prior to the earlier of (i) the effective time of the Corporate Transaction and (ii) the effectiveness of such actions with respect to the Awards.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.	PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.	EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.	CHOICE OF LAW.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company or any Committee to which the Board has delegated powers with regard to the Plan.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large non-recurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;

provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of two or more Directors (or a committee of one Director to the extent permitted by applicable law) to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Hot Topic, Inc., a California corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 90% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of shareholders of the Company held in 2012 provided this Plan is approved by the Company’s shareholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Full Value Award” means a Stock Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.

(y) “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(aa) Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(dd) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ee) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(gg) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(hh) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ii) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(kk) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(ll) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest and taxes; (iii) earnings before interest, taxes and amortization; (iv) earnings before interest, taxes and depreciation; (v) earnings before interest, taxes, depreciation and amortization; (vi) earnings from continuing operations; (vii) total shareholder return; (viii) return on equity or average shareholder’s equity; (ix) total shareholder return; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including operating margin or gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) department, division, or business unit level performance; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction; (xxxi) shareholders’ equity; (xxxii) capital expenditures; (xxxiii) debt levels; (xxxiv) inventory levels; (xxxv) operating profit or net operating profit; (xxxvi) workforce diversity; (xxxvii) growth of net income or operating income; (xxxviii) billings; (xxxix) comparable store sales; (xxxx) merchandise margin; (xxxxi) completion of an acquisition transaction; (xxxxii) completion of a financing transaction; (xxxxiii) recruitment of a new employee; and (xxxxiv) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(mm) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (7) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.

(nn) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(oo) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(pp) “Plan” means this Hot Topic, Inc. 2012 Equity Incentive Plan.

(qq) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(rr) “Restricted Stock Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Agreement will be subject to the terms and conditions of the Plan.

(ss) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(tt) “Restricted Stock Unit Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Agreement will be subject to the terms and conditions of the Plan.

(uu) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(vv) “Rule 405” means Rule 405 promulgated under the Securities Act.

(ww) “Rule 701” means Rule 701 promulgated under the Securities Act.

(xx) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(yy) “Securities Act” means the Securities Act of 1933, as amended.

(zz) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(aaa) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(bbb) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(ccc) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(eee) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

HOT TOPIC, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 5, 2012

8:30 a.m.

18305 E. San Jose Avenue

City of Industry, CA 91748

Hot Topic, Inc.
18305 E. San Jose Avenue
City of Industry, CA 91748	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Hot Topic, Inc. (the “Company”) on June 5, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted for Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jonathan Block and Lisa Harper, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4

1.	To elect the nominees below as directors to hold office until the Company’s 2013 Annual Meeting of Shareholders.

	01	Steven Becker	☐	Vote FOR all Nominees (except as marked)	☐	Vote WITHHELD from all Nominees
	02	Evelyn D’An
	03	Matthew Drapkin
	04	Terri Funk Graham
	05	Lisa Harper
	06	W. Scott Hedrick
	07	John Kyees
	08	Andrew Schuon
	09	Thomas Vellios

(Instructions: To withhold authority to vote for any indicated nominee, write the number next to the name(s) of such nominee(s) in the box provided to the right.)

2.	To ratify the selection by the Audit Committee of the Company’s Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending February 2, 2013.	☐ For	☐ Against	☐ Abstain
3.	To approve the 2012 Equity Incentive Plan.	☐ For	☐ Against	☐ Abstain
4.	To approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Address change? Mark Box ☐ Indicate changes below:	Date:
Signature(s):
Name of Shareholder:

Note: Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.